Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2013 Financial Results

•	Four first-time CEVA licensees signed in quarter – further illustrating company’s expansion into new growth markets, including smart meters, satellite communications, automotive and connectivity

MOUNTAIN VIEW, Calif. – October 30, 2013 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, digital home and networking markets, today announced its financial results for the third quarter ended September 30, 2013.

Total revenue for the third quarter of 2013 was $10.0 million, a decrease of 17% compared to $12.0 million for the third quarter of 2012. Licensing and related revenue for the third quarter of 2013 was approximately $4.0 million, a decrease of 20% compared to $5.0 million reported for the third quarter of 2012. Royalty revenue for the third quarter of 2013 was approximately $6 million, a decrease of 14% compared to $7.0 million reported for the third quarter of 2012.

Gideon Wertheizer, Chief Executive Officer, stated: “We continue to successfully expand our customer and market reach, adding four first-time licensees to our comprehensive customer base. In total, we have signed more than twenty DSP license agreements in the past two years with customers who are targeting new markets and applications, including communication, audio, digital photography and embedded vision. Despite the revenue shortfall for the third quarter, these agreements are indicative of the continued successful execution of our long-term growth strategy to diversify beyond our traditional cellular markets and customer base, which will serve to expand our market presence and future royalty base.”

U.S. GAAP net loss for the third quarter of 2013 was $0.3 million, compared to net income of $2.6 million reported for the same period in 2012. U.S. GAAP diluted loss per share for the third quarter of 2013 was $0.01, compared to earnings per share of $0.11 for the third quarter of 2012.

Non-GAAP net income and diluted earnings per share for the third quarter of 2013 were $1.3 million and $0.06, respectively, representing a decrease of 66% and 63%, respectively, over the $3.8 million and $0.16 reported for the third quarter of 2012. Non-GAAP net income and diluted earnings per share for the third quarter of 2013 and 2012 excluded equity-based compensation expense, net of taxes, of $1.6 million and $1.2 million, respectively.

During the third quarter of 2013, the Company concluded five new license agreements. Four of the agreements were for CEVA DSP cores, platforms and software and one for CEVA Bluetooth technology. Target applications for customer deployment are LTE base stations, satellite communications, smart meters, automotive and connectivity. Geographically, two of the license agreements were in Europe and three were in Asia.

Yaniv Arieli, Chief Financial Officer, stated, “We remain confident in our licensing prospects going forward and continue to focus on maintaining a strong, debt free balance sheet with cash, marketable securities and bank deposits totaling approximately $154 million at the end of the third quarter. Our share repurchase program continued during the quarter with buyback of 138,000 shares at an average price of $16.90 per share for a total consideration of approximately $2.3 million. Year-to-date, we have repurchased 443,000 shares of common stock at an average price of $16.20 per share for a total consideration of approximately $7.2 million.”

CEVA Conference Call

On October 30, 2013, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the company’s operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-870-4263 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-0790 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=96235. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10034620) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 7, 2013. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2012, CEVA’s IP was shipped in over 1.1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about CEVA’s continued successful execution of its long-term growth strategy to diversify beyond the company’s traditional cellular markets and customer base, as well as Mr. Arieli’s statement about CEVA’s licensing prospects going forward. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$3,945	$4,960	$15,108	$16,963
Royalties	6,060	7,046	19,826	23,747

Total revenues	10,005	12,006	34,934	40,710

Cost of revenues	1,131	1,046	3,799	2,927

Gross profit	8,874	10,960	31,135	37,783

Operating expenses:
Research and development, net	5,619	4,637	16,279	15,548
Sales and marketing	2,376	2,235	7,271	6,628
General and administrative	2,006	1,940	5,588	5,658

Total operating expenses	10,001	8,812	29,138	27,834

Operating income (loss)	(1,127)	2,148	1,997	9,949
Financial income, net	617	731	2,053	2,653

Income (loss) before taxes on income	(510)	2,879	4,050	12,602
Income tax expense (benefit)	(187)	285	493	1,672

Net income (loss)	(323)	2,594	3,557	10,930

Basic net income (loss) per share	($0.01)	$0.12	$0.16	$0.48
Diluted net income (loss) per share	($0.01)	$0.11	$0.16	$0.46
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	22,072	22,526	22,118	22,965
Diluted	22,072	23,019	22,601	23,565

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	(323)	2,594	3,557	10,930
Equity-based compensation expense included in cost of revenue	73	73	223	177
Equity-based compensation expense included in research and development expenses	634	468	1,489	1,327
Equity-based compensation expense included in sales and marketing expenses	393	284	1,021	723
Equity-based compensation expense included in general and administrative expenses	660	541	1,691	1,461
Income tax benefit	(159)	(206)	(411)	(550)

Non-GAAP net income	1,278	3,754	7,570	14,068

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	22,072	23,019	22,601	23,565
Weighted-average number of shares related to outstanding options	569	3	18	5

Non-GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,641	23,022	22,619	23,570
GAAP diluted net income (loss) per share	$(0.01)	$0.11	$0.16	$0.46
Equity-based compensation expense, net of taxes	$0.07	$0.05	$0.17	$0.14

Non-GAAP diluted net income per share	$0.06	$0.16	$0.33	$0.60

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2013	2012 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$11,607	$18,422
Marketable securities and short term bank deposits	113,970	116,572
Trade receivables, net	9,144	6,232
Deferred tax assets	2,810	2,065
Prepaid expenses and other current assets	2,438	2,361

Total current assets	139,969	145,652

Long-term assets:
Long term bank deposits	28,370	23,050
Severance pay fund	6,940	6,130
Deferred tax assets	1,182	1,178
Property and equipment, net	1,723	1,392
Goodwill	36,498	36,498
Investment in other companies	3,367	2,433

Total assets	$218,049	$216,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$674	$1,176
Deferred revenues	513	865
Accrued expenses and other payables	2,570	3,462
Accrued payroll and related benefits	6,631	6,978
Income taxes payable, net	1,863	1,626

Total current liabilities	12,251	14,107
Accrued severance pay	7,034	6,158

Total liabilities	19,285	20,265

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	202,919	198,495
Accumulated other comprehensive income (loss)	(121)	360
Treasury stock	(28,596)	(25,694)
Retained earnings	24,540	22,885

Total stockholders’ equity	198,764	196,068

Total liabilities and stockholders’ equity	$218,049	$216,333

(*)	Derived from audited financial statements